Exhibit 10.5

NEWFIELD EXPLORATION COMPANY
2017 OMNIBUS INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD

Awardee
Date of Award:	, 2017
Vesting Dates:
First Vesting Date:	, 2018
Second Vesting Date:	, 2019
Third Vesting Date:	, 2020
Number of Restricted Stock Units:	________________
Awardee Position Type on Date of Award:	Officer
Effective as of the Date of Award set forth above (the “Date of Award”), the Compensation & Management Development Committee (the “Committee”) of the Board of Directors (the “Board”) of Newfield Exploration Company, a Delaware corporation (the “Company”), hereby awards to you, the above-named Awardee, that number of Restricted Stock Units set forth above (the “RSUs”), on the terms and conditions of the Newfield Exploration Company 2017 Omnibus Incentive Plan, as it may be amended or restated from time to time (the “Plan”), the attached Terms and Conditions (the “Terms and Conditions”), and this Notice of Restricted Stock Unit Award (the “Notice”).
In signing below, and in accepting this award of RSUs, you are expressly agreeing to the confidentiality provisions contained within Section 3 of the Terms and Conditions and to the forfeiture conditions contained within Sections 3 and 4 of the Terms and Conditions. You acknowledge and agree that you are making such agreement knowingly and voluntarily after reviewing and considering the Terms and Conditions, including Sections 3 and 4 thereof.
The RSUs shall be subject to the prohibitions and restrictions set forth herein with respect to the sale or other disposition of such RSUs and the obligation to forfeit and surrender such RSUs to the Company (the “Forfeiture Restrictions”). The Forfeiture Restrictions shall lapse and RSUs shall become vested in accordance with the following schedule, provided that your continuous employment or engagement with the Company and, as applicable, its direct and indirect subsidiaries (collectively, the “Company Group”) has not terminated prior to the applicable Vesting Date:

(a)	on the First Vesting Date, the Forfeiture Restrictions shall lapse as to one-third of the RSUs subject to this Notice; and

(b)	on each succeeding Vesting Date, the Forfeiture Restrictions shall lapse as to an additional one-third of the RSUs subject to this Notice, so that on the Third Vesting

Date the Forfeiture Restrictions shall have lapsed as to all of the RSUs subject to this Notice.
In addition, your rights with respect to the RSUs are subject to forfeiture pursuant to Sections 3 and 4, as applicable, of the Terms and Conditions. If a Change in Control of the Company occurs or if you (i) die, (ii) incur a Separation from Service due to becoming Disabled, or (iii) meet the requirements for a Qualified Retirement, in each case, before the Third Vesting Date, your rights to the RSUs under this Notice will be determined as provided in the attached Terms and Conditions.
Following the lapse of the Forfeiture Restrictions applicable to the RSUs, the Company shall issue to you, at the time of payment and subject to the other conditions provided in the attached Terms and Conditions (including Sections 3 and 4), one share of the Company’s common stock, $0.01 par value per share (the “Common Stock”), in exchange for each such vested RSU and thereafter you shall have no further rights with respect to such RSU, and such shares of the Common Stock shall, subject to the provisions of the attached Terms and Conditions, be transferable by you (except to the extent that any proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of applicable federal or state securities law).
Notwithstanding any provisions of the Plan to the contrary, shares of the Common Stock shall be transferred at the time(s) specified in this Notice and the Terms and Conditions.
Except as otherwise set forth in the Terms and Conditions, the RSUs may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of by you (other than by will or the applicable laws of descent and distribution). Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Notice or the Terms and Conditions shall be void and the Company shall not be bound thereby. Any shares of the Common Stock issued to you in exchange for the RSUs may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. You also agree that (a) the Company may refuse to cause the transfer of any such shares of the Common Stock to be registered on the stock register of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable federal or state securities law and (b) the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of such shares of the Common Stock.
Capitalized terms that are not defined herein shall have the meaning ascribed to such terms in the Plan or the Terms and Conditions.
In accepting the award of the RSUs you accept and agree to be bound by all the terms and conditions of the Plan, this Notice and the Terms and Conditions. A copy of the Plan will be furnished to you upon request.

IN WITNESS WHEREOF, the Committee has caused this Notice to be duly executed by an authorized officer of the Company, and Awardee has executed this Notice, all as of the date first above written.
NEWFIELD EXPLORATION COMPANY

By:
Name:
Title:

AWARDEE

[Awardee]

NEWFIELD EXPLORATION COMPANY
2017 OMNIBUS INCENTIVE PLAN

TERMS AND CONDITIONS

1	DEFINITIONS. For purposes of these Terms and Conditions (the “Terms and Conditions”), the following terms shall have the indicated meanings:
1.1    “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person and, if such specified Person is a natural person, the immediate family members of such specified Person. “Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or manager, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
1.2    “Company Business” means the acquisition or development of, or exploration for, crude oil or natural gas or any rights in, or with respect to, crude oil or natural gas within the Territory.
1.3    “Competitive Activity” means directly or indirectly carrying on or engaging in the Company Business (other than on behalf of any member of the Company Group), including by owning an interest in, managing, operating, joining, participating in or otherwise becoming an officer, director, employee, advisor or consultant of, any entity engaged in the Company Business, in a capacity in which you have the same, similar or expanded responsibilities or duties as you had on behalf of any member of the Company Group within the 12 months prior to the date that you are no longer employed or engaged by any member of the Company Group; provided, however, that it shall not be “Competitive Activity” for you to (i) own solely as an investment and when taken together with the ownership, directly or indirectly, of all of your Affiliates, up to 5% of any class of securities of any Person if such securities are listed on any national securities exchange or traded on the Nasdaq Stock Market, provided that neither you nor your Affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such entity or is involved in the management of such entity, (ii) own securities issued by the Company, (iii) provide services solely as a non-employee director of any entity or organization (including, for the avoidance of doubt, an entity engaged in the Company Business) as long as, in the course of providing such services, you do not use or disclose Confidential Information, or (iv) provide services for any entity or organization (including, for the avoidance of doubt, an entity engaged in the Company Business) as approved in writing by the Committee.

1.4    “Confidential Information” means all confidential, proprietary, competitively valuable or non-public information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are or have been conceived, made, developed or acquired by or disclosed to you, individually or in conjunction with others, during the period that you are or have been employed or engaged by any member of the Company Group (whether during business hours or otherwise and whether on Company premises or otherwise) that relate to any member of the Company Group’s businesses or properties, products or services (including all such information relating to drilling programs or wells drilled by the Company Group, reserves data, technical data, including seismic, geological, geophysical and engineering information, prospect or trend data and maps, potential, proposed or completed acquisitions, mergers, or other purchases or sales of oil and gas properties or seismic or other data or technology, financial information, including historical, current, and projected financial results, unless publicly announced, strategic plans or changes in the Company Group’s operations, liquidity, borrowings, security offerings, security repurchases or redemptions, or changes in previously disclosed financial information, computer programs or program code developed by the Company Group, legal matters (including matters relating to litigation), corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, non-public lists of employees, employee applications, summaries of employee qualifications, employee compensation, employee matters, customer or marketing and merchandising decisions, techniques and strategies, prospective names and marks). For purposes of these Terms and Conditions, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of your public use, disclosure, or fault, (ii) was available to you on a non-confidential basis before its disclosure to you by the Company Group; or (iii) becomes available to you on a non-confidential basis from a source other than a member of the Company Group, so long as such source is not bound by a confidentiality agreement or otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation.
1.5    “Disability” means you (i) are unable to engage in the essential functions of your job (after accounting for reasonable accommodation, if applicable) by reason of any physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) are, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving the maximum short-term disability benefit payable under the short-term disability policy of the Company Group in effect from time to time.
1.6    “Person” means any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or association or other legal entity of any kind.

1.7     “Prohibited Customer Solicitation” means (other than on behalf of any member of the Company Group) directly or indirectly, soliciting, causing to be solicited, interfering with any member of the Company Group’s relationship with, or endeavoring to entice away from any member of the Company Group, any Person or Affiliate who was or is a material customer or material supplier of, or who has maintained a material business relationship with, any member of the Company Group and with whom or which you had personal contact, or about whom or which you obtained Confidential Information, during your employment or affiliation with the Company Group.
1.8     “Prohibited Employee Solicitation” means directly or indirectly, individually or through or on behalf of another Person, soliciting, hiring, recruiting, attempting to hire or recruit, contacting with a view to the engagement or employment of, or encouraging or inducing the termination of employment or engagement of, any person who is an officer, employee, consultant, director or contractor of the Company or any other member of the Company Group and with whom you had personal contact or who directly or indirectly reported to you during your employment or engagement with the Company or any other member of the Company Group.
1.9    “Qualified Retirement” means your voluntary termination of employment from any member of the Company Group that results in no member of the Company Group continuing to classify you as an employee, so long as such termination occurs when you (i) are at least age 55, (ii) have at least 5 years of Qualified Service and (iii) have provided the Requisite Notice.
1.10    “Qualified Service” means your continuous employment or engagement with the Company or another member of the Company Group, plus any additional service credit granted to you (or a group of employees of which you are a member) by the Board.
1.11    “Requisite Notice” means at least 6 months prior written notice to the Chief Executive Officer of the Company and then to the Chairman of the Board (if you are an officer of the Company) or to the Chief Executive Officer of the Company (if you are not an officer of the Company).
1.12    “Separation from Service” means a “separation from service” within the meaning of the Nonqualified Deferred Compensation Rules.
1.13    “Specified Employee” means an individual who is, as of his or her date of Separation from Service, a “specified employee” within the meaning of the Nonqualified Deferred Compensation Rules, taking into account any elections made and procedures established in resolutions adopted by the Committee.
1.14    “Term” means the period commencing on the date that you are no longer employed by any member of the Company Group and ending on the date that is (i) if, immediately prior to such date, you were providing services to the Company Group in a position that would be classified as an “Officer” position type as set forth on Exhibit B, 24 months after such date, and (ii) if, immediately prior to such date, you were providing services to the

Company Group in any “Non-Officer Employee” position type as set forth on Exhibit B, 12 months after such date.
1.15    “Territory” means those geographic areas within any Canadian province or United States county in which any member of the Company Group, as of the date that you are no longer employed or engaged by any member of the Company Group, (i) is engaged in the Company Business; or, (ii) is considering engaging in the Company Business (as evidenced by submission of a specific, written proposal to the Board or the Chief Executive Officer of the Company during the six-month period ending on the date you are no longer employed or engaged by any member of the Company Group); and (iii) any county contiguous to a county described in clause (i) or (ii) of this Section 1.15.
1.16    “Tier 1 Retiree” means your combined age and years of Qualified Service place you in Tier 1 reflected on Exhibit A attached hereto as of the date of your Qualified Retirement.
1.17    “Tier 2 Retiree” means your combined age and years of Qualified Service place you in Tier 2 reflected on Exhibit A attached hereto as of the date of your Qualified Retirement.
1.18    “Tier 3 Retiree” means your combined age and years of Qualified Service place you in Tier 3 reflected on Exhibit A attached hereto as of the date of your Qualified Retirement.
1.19    “Trade Secrets” means: (i) all information and materials that satisfy the definition of a “trade secret” pursuant to the definitions applied by the Texas Uniform Trade Secrets Act or the federal Defend Trade Secrets Act; or (ii) to the extent not addressed by the definitions referenced in clause (i), all Confidential Information and all other non-public information and materials with respect to the conduct or details of the business conducted by any member of the Company Group, including a formula, pattern, compilation, program, device, method, technique, process, data, financial or strategic information or plans, or list of actual or potential customers or suppliers, that (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2.
VESTING AND PAYMENT OF RSUS. Payment in respect of vested RSUs shall be made as soon as practicable, but no later than 60 days following, each Vesting Date on which the Forfeiture Restrictions applicable to such RSUs lapse as specified in the Notice of Restricted Stock Unit Award (the “Notice”) to which these Terms and Conditions are attached. As provided in the Notice, payment in settlement of vested RSUs (including any RSUs that become vested in accordance with the remaining provisions of this Section 2) shall be made in the form of one share of the Common Stock in exchange for each vested RSU, subject to compliance with the requirements of Sections 3 and 4 of these Terms and Conditions, as applicable, and satisfaction of applicable withholding and other taxes as provided in Section 5. Notwithstanding anything to the contrary in the foregoing, the following provisions will apply in the event your continuous employment or engagement with the Company Group terminates, or a Change in Control of the Company occurs, in each case, prior to the Third Vesting Date specified in the Notice:
2.1    Change in Control. If a Change in Control of the Company occurs before the Third Vesting Date and your continuous employment or engagement with the Company Group has not terminated before the date the Change in Control of the Company is consummated, then all remaining Forfeiture Restrictions then applicable to the RSUs shall lapse on, and payment in respect of vested RSUs shall be made as soon as practicable (but no later than 60 days) following, the date the Change in Control of the Company is consummated if the Change in Control of the Company qualifies as a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation, within the meaning of the Nonqualified Deferred Compensation Rules.
2.2    Termination Generally. If your continuous employment or engagement with the Company Group terminates before the Third Vesting Date for any reason other than one of the reasons described in Sections 2.3 through 2.5 below, the Forfeiture Restrictions then applicable to the RSUs shall not lapse and the number of RSUs then subject to the Forfeiture Restrictions shall be forfeited to the Company on the date of such termination.
2.3    Disability. Notwithstanding any other provision of the Notice or these Terms and Conditions to the contrary, if before the Third Vesting Date you have a Separation from Service due to your having incurred a Disability, then all remaining Forfeiture Restrictions then applicable to the RSUs shall immediately lapse on, and payment in respect of vested RSUs shall be made as soon as practicable (but no later than 60 days) following, the date of your Separation from Service; provided, that, if you are a Specified Employee, payment in respect of vested RSUs shall instead be made on the date that is 6 months and 1 day following your Separation from Service; provided, however, that if you die before the expiration of such 6-month delay period (if applicable) then payment shall be made as soon as practicable (but no later than 60 days) following the date of your death.
2.4    Death. Notwithstanding any other provision of the Notice or these Terms and Conditions to the contrary, if you die before the Third Vesting Date and before you have otherwise terminated your continuous employment or engagement with the Company Group, then all remaining Forfeiture Restrictions then applicable to the RSUs shall immediately lapse on, and payment in respect of vested RSUs shall be made as soon as practicable (but no later than 60 days) following the date of your death.
2.5    Qualified Retirement. Notwithstanding any other provision of the Notice or these Terms and Conditions to the contrary, if before the Third Vesting Date your employment terminates as a result of your Qualified Retirement, then the Forfeiture Restrictions applicable to the RSUs shall lapse (other than any forfeiture restrictions set forth in Sections 3 and 4 of these Terms and Conditions), and payment(s) in respect of vested RSUs shall be made as soon as practicable (but no later than 60 days) following each remaining Vesting Date specified in the Notice that is scheduled to occur following the date of your Qualified Retirement, but only to the extent of the following:

(i)    if you are a Tier 3 Retiree, then the Forfeiture Restrictions shall be deemed to have lapsed (other than any forfeiture restrictions set forth in Sections 3 and 4 of these Terms and Conditions), and such payment(s) shall be made, with respect to 50% of the number of RSUs for which Forfeiture Restrictions would have otherwise lapsed on each remaining Vesting Date if your employment with the Company Group had not terminated and you had remained continuously employed through the Third Vesting Date;
(ii)    if you are a Tier 2 Retiree, then the Forfeiture Restrictions shall be deemed to have lapsed (other than any forfeiture restrictions set forth in Sections 3 and 4 of these Terms and Conditions), and such payment(s) shall be made, with respect to 75% of the number of RSUs for which Forfeiture Restrictions would have otherwise lapsed on each remaining Vesting Date if your employment with the Company Group had not terminated and you had remained continuously employed through the Third Vesting Date; and
(iii)    if you are a Tier 1 Retiree, then the Forfeiture Restrictions shall be deemed to have lapsed (other than any forfeiture restrictions set forth in Sections 3 and 4 of these Terms and Conditions), and such payment(s) shall be made, with respect to 100% of the number of RSUs for which Forfeiture Restrictions would have otherwise lapsed on each remaining Vesting Date if your employment with the Company Group had not terminated and you had remained continuously employed through the Third Vesting Date.
In each case, the number of RSUs described in clauses (i), (ii) and (iii) of this Section 2.5, as applicable, shall be referred to herein as the “Retirement Adjusted RSUs.” The excess of (A) the number of RSUs with respect to which the Forfeiture Restrictions would have otherwise lapsed on the remaining Vesting Date(s) had your employment with the Company Group not terminated prior to the Third Vesting Date over (B) the Retirement Adjusted RSUs, shall be immediately forfeited on the date of your termination of employment that occurs due to your Qualified Retirement. Notwithstanding any other provision of the Notice or these Terms and Conditions to the contrary (but subject to the terms of Sections 3 and 4 below), (I) if you die following your termination of employment as a result of your Qualified Retirement and before receiving all payments in respect of the Retirement Adjusted RSUs, then all remaining payments in respect of the Retirement Adjusted RSUs shall be made as soon as practicable (but no later than 60 days) following the date of your death, or (II) if a Change in Control of the Company that qualifies as a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation, within the meaning of the Nonqualified Deferred Compensation Rules, occurs following your termination of employment as a result of your Qualified Retirement and before you have received all payments in respect of the Retirement Adjusted RSUs, then all remaining payments in respect of the Retirement Adjusted RSUs shall be made as soon as practicable (but no later than 60 days) following the date of such Change in Control, in each case, without regard to the remaining Vesting Date(s) specified in the Notice that remain scheduled to occur following the date of your death or of such Change in Control, as applicable. For the avoidance of doubt, payment(s) in respect of the Retirement Adjusted RSUs and your right to retain the shares of the Common Stock received in settlement thereof (or any proceeds related to any sale thereof) are subject to compliance with the requirements set forth in Sections 3 and 4 of these Terms and Conditions.

3.	PROTECTION OF CONFIDENTIAL INFORMATION.
3.1    Access to Information. In the course of your employment or engagement with the Company Group and in the performance of your duties on behalf of the Company Group, you will be provided with, and will have access to, Confidential Information.
3.2    Nondisclosure. You agree to preserve and protect the confidentiality of all Trade Secrets both prior to and after the date that you are no longer employed or engaged by any member of the Company Group. Except as expressly permitted by this Section 3, you will not disclose, divulge or furnish to any other Person or use for your own or any other Person’s benefit any Trade Secrets, other than as necessary and authorized in the course of your employment or engagement with any member of the Company Group and for the Company Group’s business purposes.
3.3    Security. You shall follow all Company Group policies and protocols regarding the physical security of all documents and other material constituting or containing Trade Secrets (regardless of the medium on which any Trade Secret is stored).
3.4    Return of Property. Upon the date that you are no longer employed or engaged by any member of the Company Group, and at any other time upon request of the Company, you shall promptly surrender, and deliver to the Company all documents, files (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Trade Secrets in your possession, custody and control and you shall not retain any such documents or other materials. Within 10 days of any such request, you shall certify to the Company in writing that you have returned to the Company all such documents and materials.
3.5    Consequences of Breach. Notwithstanding any other provision of these Terms and Conditions or the Notice, if it is determined by the Committee in its sole and absolute discretion that you have violated any of the terms of Section 3 of these Terms and Conditions, whether before or after the date that you are no longer employed or engaged by any member of the Company Group, then your right to receive the shares of the Common Stock or any other payment or benefit provided to you under the Notice or these Terms and Conditions, to the extent still outstanding at that time, shall be completely forfeited. Such remedy shall be in addition to all other remedies available to each member of the Company Group, at law and equity. For the avoidance of doubt, the Company and each other member of the Company Group shall be entitled to obtain a temporary or permanent injunction or other equitable relief to prevent or enjoin your breach or threatened breach of this Section 3 and shall be entitled to specifically enforce this Section 3, without proof of actual damages or the necessity of posting a bond or other security as a prerequisite to obtaining equitable relief. You agree not to dispute or resist any such application for relief on the basis that the Company or any other member of the Company Group has an adequate remedy at law or that damage arising from such non-performance or breach is not irreparable.
3.6    Disclosures Pursuant to Law or Legal Process; Permitted Disclosures. Notwithstanding the foregoing provisions of Section 3 of these Terms and Conditions, you may make disclosures for the purpose of complying with any applicable laws or regulatory requirements or that you are legally compelled to make by subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by law. Nothing herein will prevent you from: (i) making a good faith report of possible violations of applicable law to any governmental agency or entity; or (ii) making disclosures that are protected under the whistleblower provisions of applicable law. An individual (including you) shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer of reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (X) files any document containing the trade secret under seal; and (Y) does not disclose the trade secret, except pursuant to court order.
3.7    Survival. For the avoidance of doubt, the terms of this Section 3 shall survive the termination of your employment or engagement with the Company Group, regardless of the reason for such termination.

4.	NON-COMPETITION AND NON-SOLICITATION FOLLOWING QUALIFIED RETIREMENT
4.1    Consequences for Engaging in Certain Activities Following a Qualified Retirement. If your employment with the Company Group ends due to your Qualified Retirement, then you agree that your rights to: (i) receive the shares of the Common Stock or any other payment or benefit provided to you under the Notice or these Terms and Conditions with respect to the Retirement Adjusted RSUs; and (ii) retain the shares of the Common Stock or any other payment or benefit received by you pursuant to the Notice or these Terms and Conditions with respect to the Retirement Adjusted RSUs, are expressly conditioned upon your promise that, during the Term, you shall not engage in: (x) any Competitive Activity in the Territory, (y) any Prohibited Customer Solicitation in the Territory, or (z) any Prohibited Employee Solicitation.
4.2    Disclosure of Business Activities Following a Qualified Retirement. If your employment with the Company Group ends due to your Qualified Retirement, then you agree that, during the Term, you will: (a) inform the Company in writing of any business activity in which you engage or are materially planning to engage that relates to the acquisition or development of, or exploration for, crude oil or natural gas or any rights in, or with respect to, crude oil or natural gas; and (b) if you are unsure of whether the pursuit of a particular business opportunity would involve engaging in business within the Territory, you will make a written request to the Company to clarify whether the applicable geographic area related to the business opportunity is within the Territory. Any notices or requests under this Section 4.2 should be directed to the Company’s General Counsel.
4.3    Right to Cancellation and Recovery. You specifically acknowledge and agree that the Company has granted you the RSUs described in the Notice to reward you for your future efforts and loyalty to the Company Group, and that the RSUs provided to you give you the opportunity to participate in the potential future appreciation of the Company and further align your interests with the long-term interests of the Company Group. Accordingly, in the event that, during the Term, you engage in any of the activities described in parts (x), (y), or (z) of Section 4.1, then the Company may: (i) refuse to pay or deliver to you any shares of the Common Stock in settlement of any unpaid Retirement Adjusted RSUs that would otherwise be paid on or in connection with all remaining Vesting Dates specified in the Notice that are scheduled to occur following the date you engage in such prohibited activity, and such Retirement Adjusted RSUs shall become automatically null and void; and (ii) if, as of the date you engage in such prohibited activity, you continue to own any such shares of the Common Stock previously received in settlement of any Retirement Adjusted RSUs, recover from you, and you shall pay to the Company, either such shares of the Common Stock or an amount equal to the aggregate Fair Market Value of such shares of the Common Stock as of such date; and (iii) if, as of the date you engage in such prohibited activity, you no longer own any such shares of the Common Stock previously received in settlement of any Retirement Adjusted RSUs, recover from you, and you shall pay to the Company, an amount equal to either (A) if such shares were disposed of in an open market transaction, the proceeds received from the disposition of such shares or (B) if such shares were disposed of other than in an open market transaction, the aggregate Fair Market Value of such shares of the Common Stock as of the date you engage in such prohibited activity. If you do not pay any such shares or other amount over to the Company within 20 days of demand, such shares or amount may thereafter bear interest at the maximum rate permitted by law and you may be liable for all of the Company’s costs of collection, including reasonable legal fees.

5.	TAX WITHHOLDING.
5.1    Share Withholding. The issuance of shares of Common Stock under Section 2 above is subject to the Company’s collection of all applicable federal, state, local and foreign tax withholding obligations of the Company. Unless alternative arrangements are elected by you and permitted by the Committee, in order to satisfy obligations for the payment of withholding taxes and other tax obligations related to the RSUs, the Company shall reduce the number of shares of the Common Stock deliverable hereunder with respect to the RSUs by a number of shares of the Common Stock up to the number of shares having an aggregate Fair Market Value on the date of withholding that does not exceed the aggregate amount of such obligations determined based on the maximum statutory withholding rates in your jurisdiction that may be utilized without creating adverse accounting treatment with respect to the RSUs. In the event the Company subsequently determines that the aggregate Fair

Market Value of any shares of the Common Stock withheld as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then you shall pay to the Company, immediately upon the Company’s request, the amount of that deficiency.
5.2    Early Tax Payments. To the extent permitted by the Nonqualified Deferred Compensation Rules, payments may be made to you with respect to RSUs prior to the applicable scheduled payment dates provided in Section 2, on a pro-rata basis in respect of each scheduled payment date, if, as determined by the Committee in its sole discretion, it would be necessary to pay employment or other taxes imposed upon the RSUs prior to the scheduled payment date, including (i) the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3121(a) and 3121(v)(2) of the Code (the “FICA Amount”), and (ii) the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA Amount and the additional income tax at source on wages attributable to the pyramiding of Section 3401 of the Code wages and taxes (together with the FICA Amount, the “Taxes”). For purposes of determining the amount of such Taxes, you will be considered to pay federal income taxes at the highest individual rate in effect in the year in which the Taxes will be paid.

6.	NON-TRANSFERABILITY. None of the RSUs, the Notice, or these Terms and Conditions is transferable by you other than by will or by the laws of descent and distribution.

7.
CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The existence of the RSUs shall not affect in any way the right or power of the Company or its stockholders to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

8.
RSUs DO NOT AWARD ANY RIGHTS OF A STOCKHOLDER. You shall not have the voting rights or any of the other rights, powers or privileges of a holder of the Common Stock with respect to the RSUs that are awarded hereby. Only after a share of the Common Stock is issued in exchange for a RSU will you have all of the rights of a stockholder with respect to such share of the Common Stock issued in exchange for a RSU.

9.
NO ADVICE REGARDING RSUs. You acknowledge and agree that (a) you are not relying upon any written or oral statement or representation of or from any member of the Company Group, or any member of the Company Group’s respective employees, directors, officers, fiduciaries, trustees, attorneys or agents (collectively, the “Company Parties”) regarding the tax effects associated with your receipt and holding of, the lapse of the Forfeiture Restrictions with respect to and the settlement of the RSUs, and (b) in deciding to accept the RSUs, you are relying on your own judgment and the judgment of the professionals of your choice with whom you have consulted. You hereby release, acquit and forever discharge the Company Parties from all actions, causes of action, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with your receipt and holding of, the lapse of the Forfeiture Restrictions with respect to and the settlement of the RSUs.

10.
EMPLOYMENT RELATIONSHIP. For purposes of the Notice and these Terms and Conditions, you shall be considered to be in the continuous employment or engagement of the Company Group as long as you have an uninterrupted employment or independent contractor relationship with any member of the Company Group. The Committee shall determine any questions as to whether and when there has been a Separation from Service or other termination of your employment or other service relationship and the cause of such Separation from Service or termination under the Plan, and the Committee’s determination shall be final and binding on all Persons. The Committee may, in its sole discretion, determine that if you are on leave of absence for any reason you will be considered to still be in the employ of, or providing services for, the Company or the Company Group, provided that rights to the RSUs during a leave of absence will be limited to the extent to which those rights were earned or vested when the leave of absence began. Records of the Company or other members of the Company Group regarding your period of service, termination of employment, Separation from Service and the reason(s) therefor, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.

11.
FURNISH INFORMATION. You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company or any other member of the Company Group by or under any applicable statute or regulation.

12.
NOT AN EMPLOYMENT AGREEMENT. The Notice and these Terms and Conditions are not an employment agreement, and no provision of the Notice or these Terms and Conditions shall be construed or interpreted to create an employment or other service relationship between you and any member of the Company Group or guarantee the right to remain employed or engaged by any member of the Company Group for any specified term.

13.
SECURITIES ACT LEGEND. If you are an officer or affiliate of the Company under the Securities Act, you consent to the placing on any certificate for the shares of the Common Stock issued under the Notice an appropriate legend restricting resale or other transfer of such shares except in accordance with the Securities Act and all applicable rules thereunder.

14.
LIMIT OF LIABILITY. Under no circumstances will any member of the Company Group be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any Person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan. No member of the Company Group and no member of the Board shall be liable for any act, omission or determination taken or made in good faith with respect to the Notice, the Terms and Conditions or the RSUs granted thereunder.

15.
EXECUTION OF RECEIPTS AND RELEASES. Any payment of cash or any issuance or transfer of shares of the Common Stock or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such Persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance to execute a release of claims and receipt therefor in such form as it shall determine.

16.
FUNDING. You shall have no right, title, or interest whatsoever in or to any assets of the Company or any investments that the Company may make to aid it in meeting its obligations under the Notice and the Terms and Conditions. Your right to receive payments under the Notice and the Terms and Conditions shall be no greater than the rights of an unsecured general creditor of the Company.

17.	NO GUARANTEE OF INTERESTS. The Board and the Company do not guarantee the Common Stock of the Company from loss or depreciation.

18.	SUCCESSORS. These Terms and Conditions and the Notice shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

19.
SEVERABILITY. If any provision (or part thereof) of these Terms and Conditions or the Notice is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions (or parts thereof) hereof, but such provision (or part thereof) shall be fully severable and these Terms and Conditions and the Notice shall be construed and enforced as if the illegal or invalid provision (or part thereof) had never been included. The parties agree to cooperate in any revision of the Notice or these Terms and Conditions that may be necessary to meet the requirements of the law. The parties further agree that a court may revise any provision of the Notice or these Terms and Conditions to render the Notice or these Terms and Conditions enforceable to the maximum extent possible.

20.
GOVERNING LAW. All questions arising with respect to the provisions of these Terms and Conditions and the Notice shall be determined by application of the laws of Delaware, without giving any effect to any conflict of law provisions thereof, except to the extent Delaware state law is preempted by federal law. The Company is incorporated in Delaware and Delaware has a substantial relationship to the Company and the issuance of the Award provided pursuant to the Notice and these Terms and Conditions. There is a reasonable basis for this choice of Delaware law, as Delaware law is well known to the Company and well-developed with respect to the subject matters of the Notice and these Terms and Conditions. Further, the designation of Delaware law and the interpretation and application of these Terms and Conditions and the Notice consistent with principles of Delaware law assures uniformity, certainty, and predictability in the application of the Plan through which the RSUs are granted. The obligation of the Company to sell and deliver the Common Stock is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Common Stock.

21.
CONSENT TO JURISDICTION AND VENUE. You hereby consent and agree that the state courts located in Montgomery County, Texas and the United States District Court for the Southern District of Texas each shall have personal jurisdiction and proper and exclusive venue with respect to any dispute between you and the Company arising in connection with the RSUs, these Terms and Conditions, or the Notice. In any dispute with the Company, you will not raise, and you hereby expressly waive, any objection or defense to such jurisdiction as an inconvenient forum.

22.
AMENDMENT. Except as provided in Section 19, these Terms and Conditions and the Notice may be amended or waived by the Committee in writing at any time (including for the avoidance of doubt, any provisions of Section 3 or 4 or any related definitions); provided, that no such amendment shall adversely affect the RSUs in any material way, without your written consent.

23.
ELECTRONIC DELIVERY AND ACCEPTANCE. The Company may, in its sole discretion, decide to deliver any documents related to the Award or future awards that may be granted under the Plan, if any, by electronic means or to request that you consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.

24.
SECTION 409A COMPLIANCE. Notwithstanding any provisions of the Notice or these Terms and Conditions to the contrary, all provisions of the Notice and these Terms and Conditions are intended to comply with the Nonqualified Deferred Compensation Rules, or an exemption therefrom, and shall be interpreted, construed and administered in accordance with such intent. Any payments under the Notice or these Terms and Conditions that may be excluded from the Nonqualified Deferred Compensation Rules (due to qualifying as a short-term deferral or otherwise) shall be excluded from the Nonqualified Deferred Compensation Rules to the maximum extent possible. No payment shall be made under the Notice or these Terms and Conditions if such payment would give rise to taxation under the Nonqualified Deferred Compensation Rules to any person, and any amount payable under such provisions shall be paid on the earliest date permitted with respect to such provision by the Nonqualified Deferred Compensation Rules and not before such date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Notice and these Terms and Conditions are exempt from, or compliant with, the Nonqualified Deferred Compensation Rules and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with the Nonqualified Deferred Compensation Rules.

25.	CLAWBACK. The Award shall be subject to the clawback provisions set forth in Section 9(l) of the Plan.

26.
MISCELLANEOUS. The Notice is awarded pursuant to and is subject to all of the terms and conditions of the Plan (including any amendments thereto) and these Terms and Conditions. In the event of a conflict between these Terms and Conditions, the Plan and the Notice, the Plan provisions will control. The term “you” and “your” refer to the Awardee named in the Notice. Capitalized terms that are not defined herein shall have the meanings ascribed to such terms in the Plan or the Notice.

27.
INTERPRETATION. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references herein to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Notice, Plan and Terms and Conditions and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

EXHIBIT A

Minimum age = 55; minimum years of service = 5
Individuals age 70 or older with at least 5 years of service qualify for Tier 1. Individuals with 20 years of service and at least age 55 qualify for Tier 1.

EXHIBIT B
POSITION TYPE AND DURATION OF NON-COMPETITION &
NON-SOLICITATION REQUIREMENTS

Position Type
Officer • All officers
Non-Officer Employee • All non-officer employees